AGREEMENT AND PLAN OF MERGER
among
JLL PHARMANET HOLDINGS, LLC,
PDGI ACQUISITION CORP.
and
PHARMANET DEVELOPMENT GROUP, INC.
Dated as of February 3, 2009

TABLE OF CONTENTS
Pages

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Pages

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Pages

Section 8.4 Governing Law	56
Section 8.5 Jurisdiction; Enforcement	56
Section 8.6 WAIVER OF JURY TRIAL	56
Section 8.7 Notices	57
Section 8.8 Assignment; Binding Effect	58
Section 8.9 Severability	58
Section 8.10 Entire Agreement; No Third-Party Beneficiaries	59
Section 8.11 Amendments; Waivers	59
Section 8.12 Headings	59
Section 8.13 Interpretation	59
Section 8.14 Certain Definitions	60

ANNEX A CONDITIONS TO THE OFFER	1

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     AGREEMENT AND PLAN OF MERGER, dated as of February 3, 2009 (this “Agreement”), among JLL PHARMANET HOLDINGS, LLC, a Delaware limited liability company (the “Parent”), PDGI ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (the “Purchaser“), and PHARMANET DEVELOPMENT GROUP, INC., a Delaware corporation (the “Company”). Capitalized terms used herein have the meanings ascribed to them in Section 8.14.
W I T N E S S E T H:
     WHEREAS, the board of managers of Parent and the respective boards of directors of the Purchaser and the Company have approved this Agreement and the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, pursuant to this Agreement, the Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all of the outstanding shares of the common stock, par value $0.001, of the Company (the “Company Common Stock”), including the associated preferred share purchase rights (the “Company Rights”) issued pursuant to the Rights Agreement, dated as of December 21, 2005, between the Company and American Stock Transfer & Trust Company, as successor-in-interest to Wachovia Bank, N.A., as Rights Agent (the “Rights Agreement”) (which Company Rights, together with the shares of the Company Common Stock, are hereinafter referred to as the “Shares”), at a price per Share of $5.00 (such amount or any different amount per Share that may be paid pursuant to the Offer, the “Offer Price”), payable net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law;
     WHEREAS, following the acceptance for payment of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding Share (other than Cancelled Shares and Dissenting Shares) will be converted into the right to receive the Offer Price, payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law;
     WHEREAS, the board of directors of the Company (the “Board of Directors”) has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent applicable, adopt this Agreement and approve the Merger (the “Recommendation”); and
     WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and also to prescribe certain conditions to the Offer and the Merger as specified herein.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, the Purchaser and the Company hereby agree as follows:
ARTICLE I
THE OFFER AND THE MERGER
     Section 1.1   The Offer.
     (a) As promptly as practicable (and in any event within seven (7) Business Days) after the date hereof, the Purchaser shall (and Parent shall cause the Purchaser to) commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Offer to purchase all the outstanding Shares at the Offer Price, subject to: (i) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the number of Shares (if any) then owned of record by Parent or the Purchaser or with respect to which Parent or the Purchaser otherwise has, directly or indirectly, sole voting power, represents at least a majority of the Shares outstanding (determined on a fully diluted basis) at the Expiration Date (the “Minimum Condition”); and (ii) the satisfaction, or waiver by Parent or the Purchaser, of the other conditions and requirements set forth in Annex A.
     (b) Subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver by Parent or the Purchaser, of the other conditions and requirements set forth in Annex A, the Purchaser shall (and Parent shall cause the Purchaser to) accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as promptly as practicable after the Purchaser is legally permitted to do so under applicable Law. The Offer Price payable in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(c). In circumstances in which the stockholders of the Company do not have the right to seek remedies at law or equity, the obligations of Parent and the Purchaser under this Agreement are material to the Company’s execution of this Agreement and any failure by Parent or the Purchaser to comply with the terms of this Agreement shall enable the Company to seek all remedies available at law or equity to it and on behalf of the stockholders.
     (c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the Minimum Condition and the other conditions and requirements set forth in Annex A. Parent and the Purchaser expressly reserve the right, at any time, in their sole discretion, to waive, in whole or in part, any condition to the Offer or other requirement set forth in Annex A or increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless previously approved by the Company in writing, the Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or waive the Minimum Condition, (v) amend any of the other conditions and requirements to the Offer set forth in Annex A in a manner adverse to the holders of Shares, or (vi) extend the Expiration Date in a manner other than in accordance with this Agreement.

     (d) Unless extended in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is twenty (20) Business Days following the commencement of the Offer (the “Initial Expiration Date”) or, if the Initial Expiration Date has been extended in accordance with this Agreement, the date on which the Offer has been so extended (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended in accordance with this Agreement (the “Expiration Date”).
     (e) If on or prior to any then scheduled Expiration Date, all of the conditions to the Offer (including the Minimum Condition and the other conditions and requirements set forth in Annex A) have not been satisfied, or waived by Parent or the Purchaser, the Purchaser may, in its sole discretion, without the consent of the Company cause the Purchaser to extend the Offer for successive periods of up to twenty (20) Business Days each, the length of each such period to be determined by Parent in its sole discretion, in order to permit the satisfaction of such conditions. The Purchaser shall extend the Offer for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the U.S. Securities and Exchange Commission (the “SEC”) or its staff. Notwithstanding the foregoing, Parent and the Purchaser agree that if on any scheduled Expiration Date, either the Minimum Condition or the HSR Condition (as such term is defined in Annex A), is not satisfied but all of the other conditions and requirements set forth in Annex A are satisfied or, in Parent’s and the Purchaser’s sole discretion, waived, then the Purchaser shall, and Parent shall cause the Purchaser to, extend the Offer for up to forty (40) Business Days in the aggregate, the length of such period to be determined by the Company in its sole discretion; provided, however, that this provision shall not require the Purchaser to extend the Offer more than twice and the Purchaser shall not be required to extend the Offer (i) beyond August 15, 2009 (the “Outside Date”), or (ii) at any time that Parent and the Purchaser have the right to terminate this Agreement pursuant to Article VII.
     (f) If necessary to obtain sufficient Shares (without regard to Shares issuable upon the exercise of the Top-Up Option or Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) to reach the Short Form Threshold, the Purchaser may, in its sole discretion, cause the Purchaser to provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act of up to twenty (20) Business Days. Subject to the terms and conditions of this Agreement and the Offer, the Purchaser shall (and Parent shall cause the Purchaser to) immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the Offer during such “subsequent offering period”. The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f).
     (g) The Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article VII. If this Agreement is terminated pursuant to Article VII, the Purchaser shall (and Parent shall cause the Purchaser to) promptly (and in any event within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by the Purchaser, or this Agreement is terminated prior to the purchase of Shares in the Offer, the Purchaser shall promptly return, and shall cause any depositary acting on behalf of the Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

     (h) As soon as practicable on the date of the commencement of the Offer, Parent and the Purchaser shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal and a form of summary advertisement (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Parent and the Purchaser agree to cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. Parent and the Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Parent and the Purchaser agree to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and the Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In the event that Parent and the Purchaser receive any comments from the SEC or its staff with respect to the Schedule TO, they shall use their respective reasonable best efforts to (i) respond promptly to such comments and (ii) take all other actions necessary to resolve the issues raised therein.
     Section 1.2   Company Actions.
     The Company hereby approves and consents to the Offer, the Merger and the other transactions contemplated by this Agreement and represents that the Board of Directors, at a meeting duly called and held has, subject to Section 5.2(d):
     (i) determined that the Offer, the Merger, this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders;
     (ii) adopted this Agreement and approved the transactions contemplated hereby;
     (iii) resolved to recommend acceptance of the Offer and, if required, adoption of this Agreement and approval of the Merger by its stockholders; and
     (iv) taken all other actions necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby from any “fair price”, “moratorium”,

     “control share acquisition”, “interested stockholder”, “business combination” or other similar statute or regulation (“Takeover Statute”).
     (b) Contemporaneous with the filing of the Schedule TO, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.2(d), contain the Recommendation. The Company hereby consents to the inclusion in the Offer Documents of a description of the Recommendation. The Company further agrees to cause the Schedule 14D-9 to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel. In addition, the Company shall provide Parent, the Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel. In the event that the Company receives any comments from the SEC or its staff with respect to the Schedule 14D-9, it shall use its reasonable best efforts to (i) respond promptly to such comments and (ii) take all other actions necessary to resolve the issues raised therein.
     (c) Promptly after the date hereof and otherwise from time to time as requested by the Purchaser or its agents, the Company shall furnish or cause to be furnished to the Purchaser mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names and addresses of the record or beneficial holders of the Shares as of the most recent practicable date, and shall promptly furnish Purchaser with such information (including updated lists of holders of the Shares and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating with the record and beneficial holders of Shares in connection with the preparation and dissemination of the Schedule TO and the Offer Documents and the solicitation of tenders of Shares in the Offer.
     Section 1.3   Directors.
     (a) After the Purchaser first accepts for payment Shares tendered and not properly withdrawn pursuant to the Offer, without regard to any “subsequent offering period”

(the “Acceptance Time”), and at all times thereafter, Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Board of Directors as is equal to the product of the total number of directors on the Board of Directors (giving effect to the directors elected or designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, the Purchaser or any of their respective Affiliates bears to the total number of Shares then outstanding. After the Acceptance Time, the Company shall, upon Parent’s reasonable request, take all actions as are reasonably necessary or desirable to enable Parent’s designees to be so elected or designated to the Board of Directors, including promptly filling vacancies or newly created directorships on the Board of Directors, promptly increasing the size of the Board of Directors (including by amending the By-laws if necessary to increase the size of the Board of Directors) and/or promptly securing the resignations of such number of its incumbent directors, and shall cause Parent’s designees to be so elected or designated at such time. After the Acceptance Time, the Company shall also, upon Parent’s request, cause the directors elected or designated by Parent to the Board of Directors to serve on and constitute the same percentage (rounded up to the next whole number) as is on the Board of Directors of (i) each committee of the Board of Directors, (ii) each board of directors (or similar body) of each Company Subsidiary and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Law and the Marketplace Rules of the Nasdaq Global Select Market (“Nasdaq”). After the Acceptance Time, the Company shall also, upon Parent’s request, take all action necessary to elect to be treated as a “controlled company” as defined by Nasdaq Marketplace Rule 4350(c) and make all necessary filings and disclosures associated with such status. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that Parent, the Purchaser or any of their respective Affiliates may have as a record holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.
     (b) The Company’s obligations to appoint Parent’s designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(b), including mailing to stockholders (together with the Schedule 14D-9) any information required by Section 14(f) and Rule 14f-1 to enable Parent’s designees to be elected or designated to the Board of Directors at the time or times contemplated by this Section 1.3. Parent shall supply or cause to be supplied to the Company any information with respect to Parent, the Purchaser, their respective officers, directors and Affiliates and proposed designees to the Board of Directors required by Section 14(f) and Rule 14f-1.
     (c) After Parent’s designees are elected or designated to, and constitute a majority of, the Board of Directors pursuant to Section 1.3(a), and prior to the Effective Time, the Company shall cause the Board of Directors to maintain at least three (3) directors who are members of the Board of Directors on the date hereof, each of whom shall be an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and Nasdaq rules and at least one of whom shall be an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K and the instructions thereto (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the Board of Directors) so that the remaining Continuing Director or Continuing Directors shall be entitled to elect or designate another Person who satisfies the foregoing independence requirements to fill such vacancy, and such Person shall be deemed to be a Continuing Director for purposes of this Agreement. After Parent’s designees are elected or designated to, and constitute a majority of, the Board of Directors pursuant to Section 1.3(a), and prior to the Effective Time, in addition to any approvals of the Board of Directors or the stockholders of the Company as may be required by the Company Charter, the By-laws or applicable Law, any (i) amendment or modification of this Agreement, (ii) termination of this Agreement by the Company, (iii) extension of time for performance of any of the obligations of Parent or the Purchaser hereunder, (iv) waiver of any condition to the Company’s obligation hereunder, (v) exercise or waiver of the Company’s rights or remedies hereunder, (vi) amendment to the Company Charter or the By-laws, (vii) authorization of any agreement between the Company and any of its Subsidiaries, on the one hand, and Parent, the Purchaser or any of their Affiliates on the other hand, or (viii) taking of any other action by the Company in connection with this Agreement or the transactions contemplated hereby may, in each case, be effected only if there are in office one (1) or more Continuing Directors and such action is approved by a majority of the Continuing Directors then in office; provided, however, that the Company shall designate, prior to the Acceptance Time, two (2) alternate Continuing Directors that the Board of Directors shall appoint in the event of the death, disability or resignation of the Continuing Directors, each of whom shall, following such appointment to the Board of Directors, be deemed to be a Continuing Director for purposes of this Agreement. The Continuing Directors shall have, and Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to the Company or the Board of Directors) and other advisors at the expense of the Company as determined by the Continuing Directors, and the authority to institute any action on behalf of the Company to enforce performance of this Agreement.
     Section 1.4   The Merger.
     (a) At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, the Purchaser shall be merged with and into the Company, whereupon the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.
     (b) The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York at 10:00 a.m., local time, on the date (the “Closing Date”) that is the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or on such other date and time as specified by the parties in writing.
     (c) On the Closing Date, the Company shall cause the Merger to be consummated by executing, delivering and filing the Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and other applicable Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (such time as the Merger becomes effective is referred to herein as the “Effective Time”).
     (d) The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.
     (e) The Certificate of Incorporation of the Company as amended (the “Company Charter”) shall, by virtue of the Merger, be amended and restated in its entirety to read as the Certificate of Incorporation of the Purchaser as in effect as of immediately prior to the Effective Time, except that Article I thereof shall read as follows: “The name of the Corporation is PharmaNet Development Group, Inc.” and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, hereof and of applicable Law, in each case consistent with the obligations set forth in Section 5.7.
     (f) The by-laws of the Purchaser, as in effect as of immediately prior to the Effective Time, shall, by virtue of the Merger, be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, hereof and of applicable Law, in each case consistent with the obligations set forth in Section 5.7.
     (g) The directors of the Purchaser as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
     (h) The officers of the Company as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
     (i) If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Purchaser or the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Purchaser or the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either the Purchaser or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Purchaser or the Company and otherwise to carry out the purposes of this Agreement.

     Section 1.5   Meeting of Stockholders to Approve the Merger.
     (a) If the adoption of this Agreement by the stockholders of the Company is required under the DGCL, then as promptly as practicable after the Acceptance Time, the Company shall prepare and file with the SEC, print and mail to the stockholders of the Company a proxy statement or information statement for the Company Meeting (together with any amendments and supplements thereto, the letter to stockholders, notice of meeting, forms of proxy and any other soliciting materials to be distributed to stockholders in connection with the Merger, the “Proxy Statement.”) relating to the Merger and this Agreement. Parent and the Purchaser will use their reasonable best efforts to supply information necessary for the Proxy Statement, if any, as promptly as practicable after the Acceptance Time. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel. The Company shall include the Recommendation in the Proxy Statement. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Proxy Statement, as so corrected, to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement, mailed to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company shall provide Parent, the Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel. In the event that the Company receives any comments from the SEC or its staff with respect to the Proxy Statement, it shall use its reasonable best efforts to (i) respond promptly to such comments and (ii) take all other actions necessary to resolve the issues raised therein.
     (b) If the adoption of this Agreement by the stockholders of the Company is required under the DGCL, the Company, acting through the Board of Directors, shall, in accordance with and subject to the requirements of applicable Law: (i) as promptly as practicable after the Acceptance Time, in consultation with Parent, duly set a record date for, call and give notice of a special meeting of its stockholders (such meeting or any adjournment or postponement thereof, the “Company Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date to be set in consultation with Parent for a date after the Acceptance Time); (ii) as promptly as practicable after the Acceptance Time, but in any event within thirty (30) days thereafter, file the Proxy Statement with the SEC, cause the Proxy Statement to be printed and mailed to the stockholders of the Company and convene and hold the Company Meeting; and (iii) use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the Merger, and secure any approval of stockholders of the Company that is required by applicable Law to effect the Merger.

     (c) At the Company Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned of record by Parent or the Purchaser or with respect to which Parent or the Purchaser otherwise has, directly or indirectly, sole voting power in favor of the adoption of this Agreement and approval of the Merger and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by applicable Law to effect the Merger.
     Section 1.6   Merger Without Meeting of Stockholders. Notwithstanding the terms of Section 1.5, if after the Acceptance Time and, if applicable, the expiration of any “subsequent offering period” provided by the Purchaser in accordance with this Agreement and/or the exercise of the Top-Up Option, Parent and the Purchaser shall then hold of record, in the aggregate, at least 90% of the outstanding Shares (the “Short Form Threshold”), the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.
     Section 1.7   Top-Up Option.
     (a) The Company hereby grants to the Purchaser an irrevocable option (the “Top-Up Option”), exercisable once upon the terms and subject to the conditions set forth herein, to purchase at the Offer Price an aggregate number of Shares (the “Top-Up Shares”) that, when added to the number of Shares held of record by Parent and the Purchaser at the time of such exercise, shall constitute at least one (1) Share more than the Short Form Threshold; provided, however, that in no event shall the Top-Up Option be exercisable for a number of Shares in excess of the number of authorized but unissued Shares as of immediately prior to the issuance of the Top-Up Shares (giving effect to Shares reserved for issuance under the Company Equity Plans and the Company’s 2.25% Convertible Senior Notes Due 2024 (the “Convertible Notes”) as if such Shares were outstanding); provided further, that the Top-Up Option shall terminate upon the earlier of: (x) the fifth (5th) Business Day after the later of (1) the Expiration Date and (2) the expiration of any “subsequent offering period”; and (y) the termination of this Agreement in accordance with its terms.
     (b) The obligation of the Company to deliver Top-Up Shares upon the exercise of the Top-Up Option is subject to the conditions that (i) no provision of any applicable law and no Order shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise, (ii) upon exercise of the Top-Up Option, the number of Shares held of record by Parent and the Purchaser constitutes at least one (1) Share more than ninety percent (90%) of the number of Shares that shall be outstanding immediately after the issuance of the Top-Up Shares, and (iii) the Purchaser has accepted for payment all Shares validly tendered in the Offer and not properly withdrawn. The parties shall cooperate to ensure that the issuance of the Top-Up Shares is accomplished consistent with all applicable legal requirements of all Governmental Entities, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act.
     (c) To exercise the Top-Up Option, the Purchaser shall send to the Company a written notice (a “Top-Up Exercise Notice”) specifying (i) the number of Shares that shall be held of record by Parent and the Purchaser immediately preceding the purchase of the Top-Up

Shares and (ii) the place, time and date for the closing of the purchase and sale of the Top-Up Shares (the “Top-Up Closing”). The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to the Purchaser confirming the number of Top-Up Shares and the aggregate purchase price therefor (the “Top-Up Notice Receipt”). At the Top-Up Closing, the Purchaser shall pay the Company, in the manner set forth in Section 1.7(d) hereof, the aggregate price required to be paid for the Top-Up Shares, in an aggregate principal amount equal to that specified in the Top-Up Notice Receipt, and the Company shall cause to be issued and delivered to the Purchaser a certificate or certificates representing the Top-Up Shares or, at the Purchaser’s request or otherwise if the Company does not then have certificated Shares, the applicable number of Book-Entry Shares. Such certificates or Book-Entry Shares may include any legends that are required by applicable Law.
     (d) The Purchaser may pay the Company the aggregate price required to be paid for the Top-Up Shares either (i) entirely in cash or (ii) at the Purchaser’s election, by (x) paying in cash an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (x) (a “Promissory Note”). Any such Promissory Note shall be full recourse against Parent and the Purchaser and (i) shall bear interest at the rate of 3% per annum, (ii) shall mature on the first (1st) anniversary of the date of execution and delivery of such Promissory Note and (iii) may be prepaid, in whole or in part, without premium or penalty.
     (e) Parent and the Purchaser acknowledge that the Top-Up Shares which the Purchaser may acquire upon exercise of the Top-Up Option shall not be registered under the Securities Act and shall be issued in reliance upon an exemption for transactions not involving a public offering. Parent and the Purchaser represent and warrant to the Company that the Purchaser is, or shall be upon any purchase of Top-Up Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. The Purchaser agrees that the Top-Up Option, and the Top-Up Shares to be acquired upon exercise of the Top-Up Option, if any, are being and shall be acquired by the Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).
ARTICLE II
CONVERSION OF SHARES IN THE MERGER; EXCHANGE OF CERTIFICATES
     Section 2.1   Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, the Purchaser or the holders of any securities of the Company, Parent or the Purchaser:
     (a) Conversion of Company Common Stock.
     (i) Subject to Section 2.1(b) and Section 2.1(d), each issued and outstanding Share other than (i) any Shares (the “Dissenting Shares”) that are owned by stockholders (the “Dissenting Stockholders”) properly exercising appraisal rights pursuant to Section 262 of the DGCL, and (ii) any Cancelled Shares (as defined, and to the extent provided, in Section 2.1(b)), shall thereupon be converted automatically into and shall thereafter represent the right to receive the Offer Price (the “Merger Consideration”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(c).
     (ii) All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration in accordance with Section 2.2.
     (b) Parent, Purchaser and Company-Owned Shares. Each Share that is owned, directly or indirectly, by Parent or the Purchaser immediately prior to the Effective Time, if any, or held by the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties or Shares held in trust to fund Company obligations) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.
     (c) Conversion of Purchaser Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.001 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of the Purchaser shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
     (d) Dissenters’ Rights. Any Person who otherwise would be deemed a Dissenting Stockholder shall not be entitled to receive the Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such Person’s right to dissent from the Merger under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

     Section 2.2   Exchange of Certificates.
     (a) Paying Agent. At or immediately prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent and approved in advance by the Company (such approval not to be unreasonably withheld) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time pursuant to the provisions of this Article II (such cash being hereinafter referred to as the “Exchange Fund”).
     (b) Payment Procedures.
     (i) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Effective Time, the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) shall pass, only upon delivery of Certificates to the Paying Agent (and shall be in such form and have such other provisions as Parent and the Company may reasonably determine prior to the Effective Time) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration.
     (ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor an amount (after giving effect to any required Tax withholdings) equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Shares multiplied by (y) the applicable Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate formerly representing such Shares may be paid to such a transferee if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable.
     (c) Withholding Rights. The Surviving Corporation, Parent, the Purchaser and the Paying Agent shall be entitled to deduct and withhold from the relevant Offer Price or Merger Consideration otherwise payable under this Agreement to any Person such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any other provision of Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this

Agreement as having been paid to such Person in respect of which such deduction and withholding were made.
     (d) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for the proper amount pursuant to and subject to the requirements of this Article II.
     (e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.
     (f) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, the Purchaser, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would, pursuant to applicable Law, escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.
     (g) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of one year after the Effective Time or full payment of the Exchange Fund.
     (h) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of an indemnity agreement or, at the election of Parent or the Paying Agent, a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such

Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate an amount in cash equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.
     (i) No Further Ownership Rights. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.
     Section 2.3   Effect of the Merger on Company Stock Options and RSUs. Except for Company Stock Options and RSUs as to which the treatment in the Merger is hereafter separately agreed by Parent and the holder thereof, which Company Stock Options and RSUs shall be treated as so agreed, subject to any applicable requirements of Section 409A of the Code:
     (a) Each option to acquire Shares (each, a “Company Stock Option”) under the Amended and Restated 1999 Stock Option Plan (also known as the Amended and Restated 1999 Stock Plan) or the 2008 Incentive Compensation Plan (collectively, the “Equity Plans”), whether or not then vested or exercisable, that is outstanding immediately prior to the Acceptance Time shall, as of the Acceptance Time, become fully vested and be converted into the right to receive a payment in cash, payable in U.S. dollars and without interest, equal to the product of (i) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per Share subject to such Company Stock Option, multiplied by (ii) the number of Shares for which such Company Stock Option shall not theretofore have been exercised. The Surviving Corporation shall pay the holders of Company Stock Options the cash payments described in this Section 2.3(a), subject to the collection of the applicable withholding taxes as set forth in Section 2.3(d), on or as soon as reasonably practicable after the date on which the Effective Time occurs, but in any event within five (5) Business Days thereafter.
     (b) Each restricted stock unit award (a “RSU Award”) under the Equity Plans that is outstanding immediately prior to the Effective Time shall be canceled at the Effective Time. In exchange for each such canceled RSU Award, the holder shall be entitled to a lump sum cash distribution payable by the Surviving Corporation in an amount determined by multiplying the number of Shares subject to such canceled RSU Award, whether vested or unvested, by the Merger Consideration (the “RSU Consideration”). The RSU Consideration for each cancelled RSU Award shall be paid to the holder of that canceled award on or as soon as reasonably practicable after the date on which the Effective Time occurs, but in any event within five (5) Business Days thereafter, subject to the collection of applicable withholding taxes as provided in Section 2.3(d). However, to the extent any RSU Award is subject to a deferred payment schedule pursuant to the applicable distribution provisions of Code Section 409A so that the RSU Consideration cannot be paid to the holder within such five (5) Business-Day period without the holder’s incurrence of a penalty tax and interest penalties under Code Section 409A, then the Surviving Corporation shall, within five (5) Business Days following the Effective Time, deposit the RSU Consideration for each such holder into a grantor trust that satisfies the requirements of Revenue Procedure 92-64 and that will accordingly serve as the funding source for the Surviving Corporation to satisfy its obligations to pay each such holder the held-back RSU Consideration to which such holder is entitled, together with accrued interest thereon, as that consideration becomes payable in one or more installments in accordance with the deferred payment schedule applicable to that award. A separate account shall be booked under such grantor trust for each holder entitled to such deferred RSU Consideration, and that account shall be fully-vested at all times. However, the grantor trust shall at all time remain subject to the claims of the general creditors of the Surviving Corporation, and each RSU Award holder with an interest therein shall have only the rights of a general creditor with respect to his or her portion of the deposited funds, which shall be maintained and located at all times in the United States. Any interest, earnings or other proceeds earned in respect of the outstanding balance of the trust fund as a result of the investment thereof by the trustee at the direction of the Company or the trust fund beneficiaries, for the period commencing with the establishment of such trust fund in accordance with this Section 2.3(b) and continuing through the date of the final payment of that fund to the holders entitled to the deferred RSU Consideration, shall be for the benefit of the beneficiaries of such trust fund, who shall be entitled to participate ratably in such interest, earnings or other proceeds. The deferred RSU Consideration per cancelled RSU Award, together with all accrued interest, earnings or other proceeds thereon through the actual payment date, shall be distributed to the holder of that cancelled RSU Award upon the earliest to occur of (i) each semi-annual date on which the Shares to which that RSU Consideration relates would have been issued to the holder, pursuant to the issuance provisions in effect under that RSU Award, in the absence of the Merger, (ii) the date such holder incurs a separation from service within the meaning of Code Section 409A and the applicable Treasury Regulations thereunder, subject to any required holdback under Code Section 409A if the holder is a “specified employee” for Code Section 409A purposes at the time of such separation from service, or (iii) the first date on which the distribution can be made to such holder without contravention of any applicable provisions of Code Section 409A, or as soon as administratively practicable following such applicable date, but in no event later than five (5) Business Days after the occurrence of such applicable date. The holders of the RSU Awards shall, as of the Effective Time, cease to have any further right or entitlement to acquire Shares or any shares of the capital stock of Parent or the Surviving Corporation under their canceled RSU Awards but shall at all times be fully-vested in their RSU Consideration, together with any interest, earnings or other proceeds that accrues thereon while that consideration may be deposited in the grantor trust in accordance herewith.
     (c) Immediately prior to the Effective Time, the then-current offering period (as set forth in the Company’s Amended and Restated 2004 Employee Stock Purchase Plan (the “ESPP”)) shall terminate (the “Final Date”) and the payroll deductions of each participant accumulated as of the Final Date for the then-current offering period shall be immediately applied to the purchase of whole Shares in accordance with the terms of the ESPP, which number of Shares shall be canceled and be converted in the Merger into the right to receive the Merger Consideration as provided in Section 2.1(a) with respect to such Shares.
     (d) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.3 to any holder of Company Stock Options or an RSU Award such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, or local Tax Law, and the Surviving Corporation shall make any required filings with and payments to Tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the

Company Stock Options or RSU Award in respect of which such deduction and withholding was made by the Surviving Corporation.
     (e) The Board of Directors (or the appropriate committee thereof) shall take such actions as are necessary in connection with the foregoing provisions of this Section 2.3.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except (i) as disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the SEC and publicly available prior to the date of this Agreement (collectively, the “Filed SEC Documents”) or (ii) as disclosed in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”, it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent and the Purchaser as follows:
     Section 3.1 Qualification, Organization, etc.
     (a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, except for such failures that would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except for such failures that would not, individually or in the aggregate, have a Company Material Adverse Effect.
     (b) Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation (or other legal entity) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The organizational or governing documents of the Company and each of its Subsidiaries are in full force and effect and neither the Company nor any Subsidiary is in violation of its organizational or governing documents, in each case, except for such failures that would not, individually or in the aggregate, have a Company Material Adverse Effect.
     (c) As used in this Agreement, any reference to any fact, circumstance, event, change, effect or occurrence having a “Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, has or would be reasonably expected to have a material adverse effect on or with respect to the business, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, provided, however, that, Company Material Adverse Effect shall not include facts, circumstances, events, changes, effects or occurrences (i) (A) generally affecting the pharmaceutical contract research organization industry or the segments thereof in which the Company and its Subsidiaries operate

(except to the extent that such facts, circumstances, events, changes, effects or occurrences materially and disproportionately have a greater adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to the adverse impact such facts, circumstances, events, changes, effects or occurrences have on other Persons operating in the pharmaceutical contract research organization industry or the segments thereof in which the Company and its Subsidiaries operate; provided, that any such determination of whether a Company Material Adverse Effect has occurred in connection with such changes shall be measured with respect to the Company and its Subsidiaries, taken as a whole, after giving effect to the impact of such facts, circumstances, events, changes, effects or occurrences at the level of impact generally experienced by other companies operating in the pharmaceutical contract research organization industry or the segments thereof in which the Company and its Subsidiaries operate), or (B) generally affecting the economy or the financial, debt, credit or securities markets, in the United States, including effects on the contract research organization industry or the segments thereof in which the Company and its Subsidiaries operate, the economy or the financial, debt, credit or securities markets resulting from any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (except to the extent that such facts, circumstances, events, changes, effects or occurrences materially and disproportionately have a greater adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to the adverse impact such facts, circumstances, events, changes, effects or occurrences have on other Persons operating in the pharmaceutical contract research organization industry or the segments thereof in which the Company and its Subsidiaries operate; provided, that any such determination of whether a Company Material Adverse Effect has occurred in connection with such changes shall be measured with respect to the Company and its Subsidiaries, taken as a whole, after giving effect to the impact of such facts, circumstances, events, changes, effects or occurrences at the level of impact generally experienced by other companies operating in the pharmaceutical contract research organization industry or the segments thereof in which the Company and its Subsidiaries operate); (ii) reflecting or resulting from changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or GAAP (or authoritative interpretations thereof); (iii) resulting from actions of the Company or any of its Subsidiaries which Parent has expressly requested or to which Parent has expressly consented, or resulting from the announcement of the Offer, the Merger or the proposal thereof or this Agreement and the transactions contemplated hereby, or from compliance by the Company with this Agreement; (iv) resulting from changes in the share price or trading volume of the Company Common Stock or the Company’s failure to meet any projections or forecasts or resulting from the Company’s results of operations for the quarter ended December 31, 2008 or any subsequent quarter, including any non-cash impairment charge for such period (but not the underlying causes of any such change in share price or trading volume or failure to meet projections or forecasts, unless such causes are otherwise excluded pursuant to other clauses of the proviso to this definition); (v) resulting from the modification, delay or cancellation of contracts with clients of the Company or any of its Subsidiaries, including those contracts included in the Company’s or any of its Subsidiaries backlog, or the failure to generate new client contracts; or (vi) resulting from the Company’s receipt of a going-concern opinion from its auditors based on a lack of a plan to repay the Convertible Notes or if the Company is not Solvent as a result of the potential repayment of the Convertible Notes.

     Section 3.2 Capital Stock.
     (a) The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value $0.10 per share. As of February 2, 2009, (i) 19,797,146 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in treasury and (iii) (A) no shares of Company Common Stock were reserved for issuance pursuant to the ESPP, (B) 3,100,000 shares of Company Common Stock were reserved for issuance upon conversion of convertible senior notes of the Company and (C) 679,206 shares of Company Common Stock were reserved for issuance under the Equity Plans. All outstanding Shares, and all shares of Company Common Stock reserved for issuance as noted in clause (iii) of the foregoing sentence, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive or similar rights. No Subsidiary of the Company owns any Shares. Section 3.2(a) of the Company Disclosure Letter lists, as of the date hereof, each outstanding Company Stock Option and RSU, the number of shares of Company Common Stock payable thereunder or to which such award relates and the exercise price thereof.
     (b) Except as set forth in Section 3.2(a) above or in Section 3.2(b) of the Company Disclosure Letter, as of the date hereof, (i) the Company does not have any shares of its capital stock issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, stock-based performance units or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, the Company or any Subsidiary of the Company.
     (c) Except as set forth in Section 3.2(a) or Section 3.2(b) above, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
     (d) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting, registration, redemption, repurchase or disposition of the capital stock or other equity interest of the Company or any of its Subsidiaries.
     Section 3.3   Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a complete and correct list of each “significant subsidiary” of the Company as such term is defined in Regulation S-X promulgated by the SEC (each, a “Significant Subsidiary”). Section 3.3 of the Company Disclosure Letter also sets forth the jurisdiction of organization and percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company or its Subsidiaries of each Significant Subsidiary. All equity interests (including partnership interests and limited liability company interests) of the Company’s Subsidiaries are owned by the Company or by a Subsidiary of the Company, and all such equity interests have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by the Company or any of its Subsidiaries are free and clear of any Liens, other than restrictions on transfer imposed by applicable Law. Except for its interests in Subsidiaries of the Company, or as disclosed in Section 3.3 of the Company Disclosure Letter, the Company does not own, directly or indirectly, 5% or more of the outstanding capital stock of, or other equity interests in, any Person, or any options, warrants, rights or securities convertible, exchangeable or exercisable therefor.
     Section 3.4   Corporate Authority Relative to This Agreement; No Violation.
     (a) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and, in the case of the Merger, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and, except, in the case of the Merger, for (i) the Company Stockholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. Subject to Section 5.2(d), the Board of Directors has, by resolutions duly adopted at a meeting duly called and held, (x) duly and validly approved and declared advisable this Agreement and the transactions contemplated hereby, (y) determined that the transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders and (z) resolved to make the Recommendation. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and the Purchaser, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.
     (b) Other than in connection with or in compliance with (i) the DGCL, (ii) the Exchange Act, (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), or any applicable Other Antitrust Law, and (iv) the approvals set forth on Section 3.4(b) of the Company Disclosure Letter (clauses (i) through (iv), collectively, the “Company Approvals”), no material authorization, consent, approval or order of, or filing with, or notice to, any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

     (c) Except as set forth in Section 3.4(c) of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Company will not, (i) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, purchase or sale order, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties, assets or rights of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate or articles of incorporation or by-laws or other equivalent organizational document of the Company or any of its Subsidiaries or (iii) assuming that all Company Approvals are duly obtained, conflict with or violate any applicable Laws, other than, in the case of clauses (i), (ii) (to the extent relating to Subsidiaries) and (iii), as would not, individually or in the aggregate, have a Company Material Adverse Effect and other than as may arise in connection with facts and circumstances particular to Parent and its Affiliates.
     Section 3.5    Reports and Financial Statements.
     (a) The Company and its Subsidiaries have timely filed all forms, documents, statements, reports and other materials, together with any amendments required to be made thereto, required to be filed by them with the SEC since January 1, 2007 (the forms, documents, statements, reports and other materials, together with any amendments required to be made thereto, filed with the SEC since January 1, 2007, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied, and each of the Company SEC Documents filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder. As of the time of filing with the SEC, none of the Company SEC Documents so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act.
     (b) The financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, fairly present in all material respects the financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments expressly described therein, including the notes thereto, none of which are expected to be material) and were prepared in conformity with

United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto).
     (c) The Company and its Subsidiaries have established and maintain “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). The Company’s and its Subsidiaries’ disclosure controls and procedures are designed to reasonably ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 of the Sarbanes-Oxley Act of 2002.
     Section 3.6    No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of September 30, 2008 (or the notes thereto) included in the Company SEC Documents filed prior to the date hereof, (ii) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2008 and (iv) as set forth in Section 3.6 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature that would be required in accordance with GAAP to be set forth on the Company’s consolidated balance sheet, whether or not accrued, contingent or otherwise and whether due or to become due, that would, individually or in the aggregate, have a Company Material Adverse Effect.
     Section 3.7    Compliance with Law; Permits. Since January 1, 2007, the businesses of each of the Company and its Subsidiaries have been conducted in compliance, in all material respects, with all federal, state, local or foreign laws, statutes, ordinances, rules, regulations, Orders, arbitration awards, agency requirements, licenses and permits of each Governmental Entity (collectively, “Laws”), except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries have all material permits, licenses, franchises, variances, exemptions, Orders, authorizations, consents and approvals issued or granted by a Governmental Entity necessary to conduct their business as presently conducted, except those the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect (collectively, the “Permits”). Neither the Company nor any Subsidiary has received notice from any Governmental Authority (i) asserting a material violation of any Law, (ii) threatening revocation or non-renewal of any Permit material to the business of the Company and its Subsidiaries, or (iii) restricting or limiting in any material respect the operations of the Company and its Subsidiaries as currently conducted or purposed to be conducted.
     Section 3.8    Environmental Laws and Regulations.
     (a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable

Environmental Laws, (ii) there has been no release of any Hazardous Substance in any manner that could reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability of or against the Company, any of its Subsidiaries or any other Person whose liability for such matters the Company or any of its Subsidiaries is responsible for by Law or Contract, under applicable Environmental Laws, (iii) neither the Company nor any of its Subsidiaries has received in writing any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law, (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to, or that would reasonably be expected to give rise to, any liability under Environmental Law, from any current or former properties or facilities while owned or operated by the Company or any of its Subsidiaries or as a result of, or in connection with, any operations or activities of the Company, any of its Subsidiaries, any other Person whose liability for such matters the Company is responsible for by Law or Contract, at any location and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that would reasonably be expected to result in liability to the Company or any of its Subsidiaries any other Person whose liability for such matters the Company is responsible for by Law or Contract under Environmental Law, (v) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities, (vi) neither the Company nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to, become contractually responsible for, or have otherwise become subject to any liability of any other Person arising under any Environmental Law, and (vii) the Company has provided Parent with complete copies of any and all environmental assessment or audit reports or other similar studies or analyses generated within the last two years and in the Company’s or any Subsidiary’s possession that relate to the assets or properties of the Company or any Subsidiary.
     (b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation, pollution or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or protection of human health, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.
     (c) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including all Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold and petroleum.

     Section 3.9    Employee Benefit Plans.
     (a) Section 3.9(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, the term “Company Benefit Plan” shall mean any employee or non-employee director benefit plan, arrangement or agreement, including, without limitation, any such plan that is an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), it being agreed that any such employee pension benefit plan is “material” for purposes of this Agreement, or a bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is sponsored or maintained by the Company or any of its Subsidiaries to or for the benefit of the current or former employees, independent contractors or non-employee directors of the Company and its Subsidiaries.
     (b) The Company has heretofore made available to Parent true and complete copies of each of the material Company Benefit Plans and (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the two most recent (A) Annual Reports (Form 5500 Series) and accompanying schedules, if any, (B) audited financial statements and (C) actuarial valuation reports; (iii) the most recent determination letter from the Internal Revenue Service (“IRS”) (if applicable) for such Company Benefit Plan; and (iv) any related trust agreement or funding instrument now in effect or required in the future as a result of the transactions contemplated by this Agreement.
     (c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) each of the Company Benefit Plans has been established, operated and administered in all material respects with applicable Laws, including, but not limited to, ERISA, the Code, the Laws of the relevant non-U.S. jurisdiction and in each case the regulations thereunder; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, and there are no existing circumstances or events that have occurred that would reasonably be expected to result in the revocation of such letter; (iii) no Company Benefit Plan is or has during the last six years been subject to Title IV of ERISA; (iv) no Company Benefit Plan provides health, life insurance or disability benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA) or (C) as required pursuant to the express terms of existing contracts between the Company and its employees that will remain in effect following the Effective Time; (v) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full, and no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a liability thereunder; (vi) no Company Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) all contributions or other amounts payable by the Company or its

Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (viii) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code; (ix) with respect to each Company Benefit Plan that is not subject to United States Law (a “Foreign Company Benefit Plan”) (A) the fair market value of the assets of each funded Foreign Company Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations and (B) each Foreign Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (x) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which would reasonably be expected to result in any material liability of the Company or any of its Subsidiaries. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
     (d) Each Company Benefit Plan or portion thereof that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “409A Plan”) complies in all material respects with the requirements of Section 409A of the Code and the guidance promulgated thereunder, no payment to be made under any 409A Plan is or will be subject to the interest and additional tax payable pursuant to Section 409A(a)(1)(B) of the Code, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, and neither the Company nor any Subsidiary is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.
     (e) Each Company Stock Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the relevant plan pursuant to which it was issued, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, and (iii) has a grant date identical to the date on which the Board of Directors or compensation committee actually awarded such stock option.
     (f) Except as set forth in Section 3.9(f) of the Company Disclosure Letter, no Company Benefit Plan exists that as a result of the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any employee or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this

Agreement or as required by applicable Law, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, or (iii) result in payments under any of the Company Benefit Plans which would not be deductible under Section 280G of the Code. Except for the Company Stock Options and RSUs listed in Section 3.2(a) of the Company Disclosure Letter, there is no stock option, restricted stock unit, or other award or right outstanding under the Equity Plans or the Company’s Amended and Restated 2004 Employee Stock Purchase Plan or any other equity compensation plan maintained by the Company or any of its Subsidiaries that will become vested and/or exercisable as a result solely of the transactions contemplated by this Agreement.
     Section 3.10   Interested Party Transactions. Except for employment-related Contracts filed or incorporated by reference as an exhibit to a Filed SEC Document or Company Benefit Plans, Section 3.10 of the Company Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which the Company has any existing or future material liabilities between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present executive officer (as defined pursuant to Section 16 of the Exchange Act) or director of either the Company or any of its Subsidiaries or any person that has served as such an executive officer (as defined pursuant to Section 16 of the Exchange Act) or director within the last two (2) years or any of such officer’s or director’s immediate family members or any Affiliate of any such officer, director or any immediate family member of any such officer or director (B) record or beneficial owner of more than 5% of the Shares as of the date hereof or any of such owner’s immediate family members or any Affiliate of any such owner or any such owner’s immediate family members (each, an “Affiliate Transaction”).
     Section 3.11   Absence of Certain Changes or Events. Except as disclosed in Section 3.11 of the Company Disclosure Letter, since September 30, 2008 through the date of this Agreement: (a) except for the transactions contemplated hereby, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business; and (b) there have not been any facts, circumstances, events, changes, effects or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.
     Section 3.12   Litigation. Except as set forth in Section 3.12 of the Company Disclosure Letter, there are no (i) actions, suits, proceedings, arbitrations or claims, (“Actions”) pending or, to the Knowledge of the Company, threatened or, to the Knowledge of the Company, investigations, against or affecting the Company or any of its Subsidiaries, or any of their respective properties or assets, at Law or in equity, or (ii) material Orders against the Company or any of its Subsidiaries, which would, in the case of clause (i), individually or in the aggregate, have a Company Material Adverse Effect.
     Section 3.13   Offer Documents; Schedule 14D-9; Proxy Statement.
     (a) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents will, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities laws and will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to information supplied by or related to, or the sufficiency of disclosure related to, Parent, the Purchaser or any Affiliate of Parent or the Purchaser.
     (b) The Proxy Statement, if any, will not at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to information supplied by or related to, or the sufficiency of disclosures related to, Parent, the Purchaser or any Affiliate of Parent or the Purchaser. The Proxy Statement, if any, will comply as to form in all material respects with the requirements of the Exchange Act.
     Section 3.14   Tax Matters.
     (a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them (whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (iii) the Company has made adequate provision in accordance with GAAP in the financial statements included in the Company SEC Documents for all Taxes of the Company and each of its Subsidiaries not yet due and payable as of the date of such financial statements, (iv) the U.S. consolidated federal income Tax Returns of the Company through the Tax year ending December 31, 2003 have been examined (or the period for assessment of the Taxes in respect of which such Tax Return were required to be filed has expired) and the U.S. consolidated federal income Tax Returns of the Company for the Tax years ending December 31, 2004 are as of the date hereof being examined by the IRS, (v) except as disclosed in writing to the Purchaser, there are no outstanding waivers of statutes of limitations that have been given with respect to any Taxes of the Company or any of its Subsidiaries, (vi) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (vii) except as disclosed in writing to the Purchaser, there are no audits, examinations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, (viii) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable or Liens for Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (ix) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company or a Subsidiary of the Company) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), (x) neither the Company nor any of its Subsidiaries is or has been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, (xi) neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement, and (xii) none of the Company or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).
     (b) As used in this Agreement, (i) “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies or other like assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto, and (ii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).
     Section 3.15   Labor Matters; Employment Agreements.
     (a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is subject to any pending or, to the Knowledge of the Company, threatened material dispute, strike, work stoppage, walkout, slowdown or lockout, and no such material dispute, strike, work stoppage, walkout, slowdown or lockout has occurred since January 1, 2007. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries, and no such organizational activity has occurred since January 1, 2007. There are no complaints or lawsuits pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any current or former employee of the Company of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (b) Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list of each employment, retention, severance, consulting, change of control or similar agreement currently in effect between the Company and an officer or an employee of the Company or any Subsidiary (“Company Employment Agreement”). (i) Each Company Employment Agreement is valid and binding on the Company and any of its Subsidiaries to the extent it is a party thereto, as applicable, and, as of the date hereof, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, (ii) the Company and each of its Subsidiaries, and, as of the date hereof, to the Knowledge of the Company, any other party thereto, is in material compliance with, and has performed in all material respects all obligations required to be performed by it under, each Company Employment Agreement, (iii) neither the Company nor any of its Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Employment Agreement, and (iv) except as disclosed in Section 3.15(b) of the Company Disclosure Letter, no event, condition or circumstance has occurred or existed, or will occur or exist as a result of the transactions, that would permit any officer or employee of the Company who has entered into a Company Employment Agreement to terminate his or her employment by “Resignation for Good Reason” (as defined in each Company Employment Agreement) or similar concept.
     Section 3.16   Intellectual Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, software, patents or other intellectual property, and all applications and registrations used in their respective businesses as currently conducted (collectively, the “Intellectual Property”). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect or as set forth in Section 3.16 of the Company Disclosure Letter, (i) there are no pending or, to the Knowledge of the Company, threatened in writing claims by any Person alleging infringement by the Company or any of its Subsidiaries for their use of the Intellectual Property of the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any Intellectual Property rights of any Person, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of the Company or any of its Subsidiaries and (iv) to the Knowledge of the Company, no Person is infringing any Intellectual Property of the Company or any of its Subsidiaries.
     Section 3.17   Property.
     (a) Section 3.17(a) of the Company Disclosure Letter lists the real property owned in fee or leased by the Company or any of its Subsidiaries. Such owned real property and leased real property constitutes all of the real property used or held for use in the business of the Company and its Subsidiaries.
     (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and valid title to all of its owned real property and good title to all its owned personal property and has valid and subsisting leasehold interests in all of its leased properties, sufficient to conduct their respective businesses as currently conducted, free and clear of all Liens (except in the case of real property for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used). All leases under which the Company or any of its Subsidiaries lease any real or personal property are valid and in full force and effect against the Company or any of its Subsidiaries and, as of the date hereof, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries.
     (c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all structures, buildings and other improvements on the real property owned or leased by the Company or any of its Subsidiaries, including, without limitation, (i) the roof, roof membrane, roof covering, floor, foundation, slab, load bearing walls and other structural elements thereof, and (ii) all heating, ventilating, air conditioning, mechanical, electrical and plumbing systems therein are in good operating order and condition, without material deferred maintenance, and, to the Company’s Knowledge, have been and are being regularly and properly maintained in accordance with all applicable manufacturers’ and service warranties in all respects. There are no (A) pending or, to the Company’s Knowledge, threatened actions in eminent domain or (B) condemnations with respect to any such real property or the structures, buildings or other improvements thereon or any portion thereof.
     Section 3.18   Required Vote of the Company Stockholders. The affirmative vote of the holders of outstanding shares of Company Common Stock, voting together as a single class, representing at least a majority of all the votes then entitled to be cast at a meeting of stockholders, is the only vote of holders of any class of securities of the Company which is required to approve and adopt this Agreement and the Merger and the other transactions contemplated hereby (the “Company Stockholder Approval”).
     Section 3.19   Material Contracts.
     (a) The Company has made available to Parent true, correct and complete copies of (including all amendments or modifications to), as of the date of this Agreement, all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:
     (i) are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;
     (ii) relate to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

     (iii) relate to indebtedness for borrowed money having an outstanding principal amount or payment obligation (contingent or otherwise) in excess of five hundred thousand dollars ($500,000);
     (iv) were entered into after December 31, 2007 or have not yet been consummated and involve the acquisition from another Person or disposition to another Person, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such Contract (or series of related Contracts) in excess of one hundred twenty-five thousand dollars ($125,000) (other than acquisitions or dispositions of inventory in the ordinary course of business; capital expenditures and capital commitments (which are covered in clause (vi)); and dispositions of cash in connection with the repayment of Indebtedness at the maturity thereof);
     (v) relate to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and would reasonably be expected to result in payments in excess of two hundred fifty thousand dollars ($250,000) individually;
     (vi) other than an acquisition subject to clause (v) above, an acquisition in the ordinary course of business, consistent with past practice, or an acquisition of inventory under five hundred thousand dollars ($500,000) individually, obligate the Company to make any capital commitment or capital expenditure;
     (vii) are license agreements that are material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries is a party and licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or its Subsidiaries, other than license agreements for software that is generally commercially available;
     (viii) relate to any Affiliate Transaction;
     (ix) limit, or purport to limit, in any material respect, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time; or
     (x) relate to settlement of any material administrative or judicial proceedings.
     Each Contract of the type described in clauses (i) through (x) above is referred to herein as a “Material Contract.”
     (b) (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent it is a party thereto, as applicable, and, as of the date hereof, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except for such failures that would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, as of the date hereof, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such noncompliance, would not, individually or in the aggregate, have a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Material Contract, except where such default would not, individually or in the aggregate, have a Company Material Adverse Effect.
     Section 3.20   Finders or Brokers. Except for UBS Securities LLC (the “Company Financial Advisor”), neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement that might be entitled to any fee or any commission in connection with or upon consummation of the Offer, the Merger or the other transactions contemplated hereby. The Company has provided Parent with information with respect to the fees payable in connection with the transactions contemplated hereby.
     Section 3.21   State Takeover Statutes. The Board of Directors has taken all actions necessary so that no anti-takeover statute or regulation under the DGCL or other applicable Laws of the State of Delaware shall be applicable to the execution, delivery or performance of this Agreement, the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.
     Section 3.22   Rights Agreement. The Company or the Board of Directors, as the case may be, has (i) taken all necessary actions so that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a “Distribution Date“ or “Stock Acquisition Date“ (as defined in the Rights Agreement), result in Parent or the Purchaser being an “Acquiring Person” (as defined in the Rights Agreement), or result in the rights to purchase securities issued under the Rights Agreement becoming exercisable and (ii) amended the Rights Agreement to (A) render it inapplicable to this Agreement and the transactions contemplated hereby and (B) provide that the “Final Expiration Date” (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time.
     Section 3.23   Insurance. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries maintain insurance coverage, copies of which have been previously provided to Parent, with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, such policies are valid and in full force and effect and neither the Company nor any Subsidiary has received notice denying or disputing any claim (or coverage with respect thereto) made by the Company or any Subsidiary or regarding the termination, cancellation or amendment, or premium increase with respect to, any such policy in the last two years. None of the insurance coverage limits under any such insurance policy have been exhausted, and the existing insurance coverage is reasonably expected to be materially sufficient to insure the Company against all pending Actions and other known contingent liabilities, in each case which by their nature would reasonably be expected to be covered by insurance (subject to deductibles or self insurance retentions).

     Section 3.24   Foreign Corrupt Practices Act. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company, or any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company, or any of its Subsidiaries has, in the course of its actions for, or on behalf of, any of them (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER
     Except as disclosed in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”, it being agreed that disclosure in any section of the Parent Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement as to which the relevance of such section is reasonably apparent), Parent and the Purchaser jointly and severally represent and warrant to the Company as follows:
     Section 4.1   Qualification; Organization.
     (a) Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and the Purchaser has all requisite limited liability company or corporate (as applicable) power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.
     (b) Each of Parent and the Purchaser is duly qualified to do business and is in good standing as a foreign limited liability company or foreign corporation (as applicable) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. The organizational or governing documents of Parent and the Purchaser, as previously provided to the Company, are in full force and effect. Neither Parent nor the Purchaser is in violation of its organizational or governing documents.
     Section 4.2   Corporate Authority Relative to This Agreement; No Violation.
     (a) Each of Parent and the Purchaser has all requisite limited liability company or corporate (as applicable) power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly and validly authorized by the board of managers of Parent and the board of directors of the Purchaser and no other limited liability company or corporate proceedings on the part of Parent or the Purchaser are necessary to authorize the consummation of the transactions contemplated hereby (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement has been duly and validly executed and delivered by Parent and the Purchaser and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and the Purchaser, enforceable against each of Parent and the Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.
     (b) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Exchange Act, (iii) the HSR Act or any applicable Other Antitrust Law, and (iv) the approvals set forth in Section 4.2(b) of the Parent Disclosure Letter (clauses (i) through (iv), collectively, the “Parent Approvals”), no authorization, consent, approval or order of, or filing with, or notice to, any Governmental Entity is necessary, under applicable Law, in connection with the execution, delivery and performance of this Agreement by Parent or the Purchaser or the consummation by Parent or the Purchaser of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals, orders, filings or notices that, if not obtained or made, would not, individually or in the aggregate, have a Parent Material Adverse Effect.
     (c) The execution, delivery and performance by Parent and the Purchaser of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, purchase or sale order, instrument, permit, concession, franchise, right or license binding upon Parent, the Purchaser or any of their Subsidiaries or result in the creation of any Lien upon any of the properties, assets or rights of Parent, the Purchaser or any of their Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of formation or operating agreement of Parent, the certificate of incorporation or bylaws or the Purchaser, or other equivalent organizational documents of Parent, the Purchaser or any of its Subsidiaries or (iii) assuming that all Parent Approvals are duly obtained, conflict with or violate in any applicable Laws, other than, in the case of clauses (i) and (iii), as would not, individually or in the aggregate, have a Parent Material Adverse Effect.
     Section 4.3   Offer Documents; Proxy Statement.
     (a) The Offer Documents will not, when filed with the SEC, at the time of distribution or dissemination thereof to the stockholders of the Company, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that no representation or warranty is made by Parent or the Purchaser with respect to information supplied by or related to, or the sufficiency of disclosure related to, the Company or any Company Subsidiary. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities laws.
     (b) None of the information supplied or to be supplied by Parent or the Purchaser for inclusion or incorporation by reference in the Proxy Statement, if any, will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     Section 4.4 Sufficiency of Funds. Parent has delivered to the Company a true and complete copy of an executed commitment letter from JLL Partners Fund V, L.P. and JLL Partners Fund VI, L.P. (collectively, the “JLL Funds”) to provide equity financing in an aggregate amount of up to two hundred and fifty million dollars ($250,000,000) (the “Equity Funding Letter”). The Equity Funding Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of each of the JLL Funds (and the Company has been designated as a third-party beneficiary thereof). No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under the Equity Funding Letter. Parent will have at the Closing sufficient immediately available funds necessary to consummate all the transactions contemplated by this Agreement, to pay in cash the aggregate Offer Price on the Expiration Date, the aggregate Merger Consideration and the aggregate RSU Consideration on the Closing Date and such amount of consideration as may be necessary to satisfy the Company’s obligations under the indenture dated August 11, 2004 by and between the Company and U.S. Bank, National Association (formerly Wachovia Bank, National Association) after the Expiration Date, and to perform Parent’s other obligations under this Agreement (including paying all fees and expenses related to the transactions contemplated by this Agreement and payable by Parent), all upon the terms and subject to the conditions set forth herein. Parent acknowledges that its obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.
     Section 4.5 Ownership and Operations of the Purchaser. As of the date of this Agreement, the authorized capital stock of the Purchaser consists solely of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of the Purchaser is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. The Purchaser has not conducted any business other than (x) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (y) in relation to this Agreement, the Merger and the other transactions contemplated hereby and the financing of such transactions.
     Section 4.6 Finders or Brokers. Neither Parent nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who, if the Offer and/or the Merger are not consummated, might be entitled to any fee or any commission from the Company.

     Section 4.7  Litigation. There are no actions, suits or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order that would, individually or in the aggregate, have a Parent Material Adverse Effect.
     Section 4.8  Solvency. As of the Effective Time, assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, or the waiver of such conditions, and (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any knowledge, materiality or “Company Material Adverse Effect” qualification or exception), (c) any estimates, projections or forecasts of the Company and its Subsidiaries provided by the Company to Parent have been prepared in good faith based upon reasonable assumptions and (d) the repayment of the Convertible Notes in accordance with their terms, as contemplated by this Agreement, immediately after giving effect to all of the transactions contemplated by this Agreement, including, without limitation, the payment of the aggregate Offer Price, Merger Consideration and RSU Consideration, and payment of all related fees and expenses, the Surviving Corporation will be Solvent.
     Section 4.9  No Other Information. Parent and the Purchaser acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III. The representations and warranties set forth in Article III are made solely by the Company, and no Representative of the Company shall have any responsibility or liability related thereto. Without limiting the generality of the foregoing, each of Parent and the Purchaser agree that: (A) the Company has not made any representation or warranty to Parent, the Purchaser or any of their Representatives or Affiliates with respect to: (i) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, the Purchaser or their respective Representatives or Affiliates; provided, however, that the foregoing clause (A)(i) shall not be construed to limit or otherwise affect the interpretation of the representations and warranties of the Company set forth in Article III; or (ii) any other information, statement or documents heretofore or hereafter delivered to or made available to Parent, the Purchaser or their respective Representatives or Affiliates, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in Article III; and (B) it has not relied upon any information in clause (A) above.
     Section 4.10  Access to Information; Disclaimer. Parent and the Purchaser each acknowledge and agree that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the electronic dataroom maintained by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its

Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed.
ARTICLE V
COVENANTS AND AGREEMENTS
     Section 5.1   Conduct of Business.
     (a) From and after the date hereof and prior to the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be otherwise required by applicable Law, (ii) with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), (iii) as expressly permitted or required by this Agreement or (iv) as disclosed in Section 5.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, (1) conduct its business in all material respects in the ordinary course consistent with past practice, and (2) use commercially reasonable efforts to maintain and preserve intact its business organization and business relationships, to preserve its assets, rights and properties in good repair and condition and to retain the services of its key officers and key employees in each case, in all material respects.
     (b) Without limiting the foregoing, the Company agrees with Parent that between the date hereof and the earlier of the Effective Time and the Termination Date, except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly permitted or required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned):
     (i) adjust, split, combine or reclassify any capital stock or other equity interests or otherwise amend the terms of its capital stock or other equity interests, or modify the rights of the holders thereof;
     (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or other equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity interests, except in connection with the exercise of stock options or settlement of other awards or obligations outstanding as of the date hereof; provided that this Section 5.1(b)(ii) shall not apply to dividends or distributions paid in cash by Subsidiaries to the Company or to other wholly owned Subsidiaries;
     (iii) grant any Person any right to acquire any shares of its capital stock or other equity interests;

     (iv) issue or sell any additional shares of capital stock or other equity interests, any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock or other equity interests, except pursuant to the exercise of conversion rights of currently outstanding securities, the exercise of stock options or settlement of other awards outstanding as of the date hereof or as required under any Company Benefit Plan;
     (v) except with respect to the repayment of Indebtedness, as and to the extent provided in Section 5.1 of the Company Disclosure Letter, sell, lease, license, transfer, mortgage, abandon, encumber or otherwise subject to a Lien or otherwise dispose of, in whole or in part, any properties, rights or assets having a value in excess of five hundred thousand dollars ($500,000) individually or one million dollars ($1,000,000) in the aggregate (other than (x) sales of inventory in the ordinary course of business, consistent with past practice, (y) commodity, sale or hedging agreements which can be terminated on ninety (90) days or less notice without penalty, in each case in the ordinary course of business consistent with past practice, as described in Section 5.1 of the Company Disclosure Letter, or (z) the sale of the Company’s real property located in Miami, Florida);
     (vi) make any capital expenditures (or authorization or commitment with respect thereto) in a manner reasonably expected to cause expenditures to exceed by more than five hundred thousand dollars ($500,000) the respective amounts set forth in the Company’s budget previously made available to Parent;
     (vii) except (i) in connection with the refinancing of existing Indebtedness under the Company’s current revolving credit facility at the maturity thereof, for which the terms of the new Indebtedness shall be subject to the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) for borrowings in the ordinary course of business, consistent with past practice, under any credit facility put in place by the Company in connection with the refinancing of existing Indebtedness under the Company’s current revolving credit facility at the maturity thereof or (iii) in connection with outstanding surety bonds or surety bonds entered into in the ordinary course of business, incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money (other than indebtedness related to intercompany borrowing) (including the issuance of any debt security), any capital lease obligations, any guarantee of any such indebtedness or debt securities of any other Person, or any “keep well” or other agreement to maintain any financial statement condition of another Person (such obligations collectively, “Indebtedness”), or amend, modify or refinance any existing Indebtedness, other than at the maturity thereof;
     (viii) make any acquisition of another Person or business, whether by merger, purchase of stock or securities, contributions to capital, loans to, property transfers, or entering into binding agreements with respect to any such investment or acquisition (including any conditional or installment sale Contract or other retention Contract relating to purchased property);
     (ix) except in the ordinary course of business consistent with past practice, enter into, renew, extend, materially amend, cancel or terminate any Contract that is a Material Contract or a Contract which if entered into prior to the date hereof would be a Material

Contract, in each case, other than any Contract that would be permitted under any other clauses of this Section 5.1(b);
     (x) except in the case of new hires and terminations of employees, in each case, in the ordinary course of business, consistent with past practice, enter into or amend any employment, severance, termination or other agreement; provided, that no severance arrangement entered into in connection with any such new hire shall provide for, and no terminated employee shall be entitled to receive, severance payments in excess of seventy-five thousand dollars ($75,000);
     (xi) except as required by Law or by Contracts in existence as of the date hereof or by the Company Benefit Plans, (A) increase the compensation or benefits of any of its employees, independent contractors or directors, other than increases in the ordinary course of business, consistent with past practice, which for this purpose means that any such compensation increase shall be consistent with the timing and calculation of past compensation increases, shall be based on the same performance and other criteria used for past compensation increases and shall be proportionate in amount to past compensation increases, (B) amend or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan (other than any such adoption or amendment that does not materially increase in the aggregate the cost to the Company or any of its Subsidiaries of maintaining the applicable compensation or benefit plan) with or for the benefit of its employees, independent contractors or directors, or (C) accelerate the vesting or exercisability of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;
     (xii) except with respect to Taxes (which are covered in clause (xx)), compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages (x) not in excess of two hundred fifty thousand dollars ($250,000) individually or five hundred thousand dollars ($500,000) in the aggregate or (y) consistent with the reserves reflected in the Company’s balance sheet at September 30, 2008, in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;
     (xiii) amend or waive any material provision of the Company Charter or its by-laws or other equivalent organizational documents;
     (xiv) except in accordance with Section 1.3(a), modify the size of the Board of Directors;
     (xv) enter into any new line of business outside of its existing business and reasonable extensions thereof;
     (xvi) take any action to render inapplicable, or to exempt any third party from any anti-takeover Laws or the Rights Agreement;

     (xvii) enter into any new lease or amend the terms of any existing lease of real property which would require payments over the remaining term of such lease in excess of five hundred thousand dollars ($500,000) (excluding any renewal terms), except as otherwise required in the ordinary course of business or as set forth in the Company’s budget previously made available to Parent;
     (xviii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than among wholly owned Subsidiaries);
     (xix) implement or adopt any material change in its financial accounting principles, practices or methods, other than as required by GAAP, the Company’s outside auditors, applicable Law or regulatory guidelines;
     (xx) except to the extent any such settlement or compromise is consistent with reserves reflected in the Company’s balance sheet at September 30, 2008, change any material method of Tax accounting, enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, make, revoke or change any material Tax election, file or surrender any claim for a material refund of Taxes or file any material amended Tax Return, in each case other than in the ordinary course of business consistent with past practice; or
     (xxi) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of any of the actions prohibited by this Section 5.1(b).
     (c) From and after the date hereof and prior to the earlier of the Effective Time or the Termination Date, and except (i) as may be otherwise required by applicable Law or (ii) as expressly contemplated or permitted by this Agreement, no party shall take, or permit any of its Affiliates to take, any action which is intended to or which would reasonably be expected to materially adversely affect or materially delay the ability of such party from obtaining any necessary approvals of any Governmental Entity required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the Merger or the other transactions contemplated hereby.
     Section 5.2   No Solicitation.
     (a) Subject to Section 5.2(c), the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall use its reasonable best efforts to ensure that its and their respective officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries (“Representatives”), do not, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by providing information) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal or any inquiry, proposal or offer that is reasonably likely to lead to an Alternative Proposal, (ii) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions (other than to state that they are not permitted to have discussions and to refer to this Agreement) with any Person relating to, or that is reasonably likely to lead to, an actual or proposed Alternative Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) execute or enter into any letter of intent, agreement in principle, merger agreement, stock purchase agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, (v) waive any standstill or similar provision in any confidentiality or other agreement to which the Company or any of its Subsidiaries is a party or (vi) resolve to propose or agree to do any of the foregoing; provided, however, it is understood and agreed that any determination or action by the Board of Directors permitted under Section 5.2(c), Section 5.2(d) or Section 7.1(c)(iii), shall not, in and of itself, be deemed to be a breach or violation of this Section 5.2(a) or, in the case of Section 5.2(c), give Parent a right to terminate this Agreement pursuant to Section 7.1(d)(ii).
     (b) The Company shall, shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause each of its and their respective Representatives to, immediately cease any solicitations, discussions or negotiations with any Person (other than the parties hereto) that has made or indicated an intention to make an Alternative Proposal, in each case that exist as of the date hereof, and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith.
     (c) Notwithstanding anything to the contrary in Section 5.2(a) or Section 5.2(b), at any time prior to the Acceptance Time, the Company may, in response to an unsolicited written Alternative Proposal received after the date hereof which the Board of Directors determines in good faith, after consultation with outside counsel and the Company’s financial advisor, constitutes or is reasonably expected to lead to a Superior Proposal, and subject to the Board of Directors determining, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (i) furnish non-public information with respect to the Company and its Subsidiaries to the Person making such Alternative Proposal and its Representatives and potential debt and equity financing sources pursuant to a confidentiality agreement with terms no less favorable to the Company in the aggregate than the Confidentiality Agreement, including any standstill or similar covenants to which Parent is subject, and (ii) participate in discussions or negotiations with such Person and its respective Representatives regarding such Alternative Proposal; provided, however, that prior to furnishing information to, or engaging in negotiations or discussions with, any Person, the Company shall comply with Section 5.2(e); provided, further, that the Company shall provide or make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Alternative Proposal or its Representatives which was not previously provided or made available to Parent prior to or concurrently with or as soon as practicable after providing such information to such other Person.
     (d) Except as set forth in Section 7.1(c)(iii) or this Section 5.2(d), neither the Board of Directors nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or the Purchaser, or publicly propose to withdraw or modify in a manner adverse to Parent or the Purchaser, the Recommendation, (ii) approve or recommend any letter of intent, agreement in principle, acquisition agreement, stock purchase agreement, option agreement or similar agreement constituting or relating to, or that is intended to be or would reasonably be likely to result in, any Alternative Proposal or (iii) approve or recommend, or publicly propose to approve or recommend, any Alternative Proposal. Notwithstanding the foregoing, if, prior to the Acceptance Time, the Board of Directors determines in good faith, (A) after consultation with outside counsel and the Company’s financial advisor, that an unsolicited written Alternative Proposal received by the Company constitutes a Superior Proposal (after complying with, and giving effect to any commitments offered by Parent pursuant to this Section 5.2(d) or Section 7.1(c)(iii), and (B) after consultation with outside counsel, that the failure to take such action would be inconsistent with the Board of Directors’ exercise of its fiduciary duties under applicable Law, the Board of Directors or any committee thereof may withdraw, or modify or qualify its Recommendation (a “Change of Recommendation”); provided, however, that prior to a Change of Recommendation, (A) the Board of Directors shall have determined that it has received a Superior Proposal, (B) the Company shall have notified Parent and the Purchaser in writing of the Board of Directors’ intention to make a Change of Recommendation pursuant to this Section 5.2(d), and included with such notice the identity of the Person making such proposal, the most current written agreement relating to the transaction that constitutes such Superior Proposal and all related transaction agreements, (C) the Company and its Representatives shall have negotiated in good faith with Parent and the Purchaser (to the extent Parent and the Purchaser desire to negotiate) to make adjustments to the terms and conditions of this Agreement so that the Alternative Proposal no longer constitutes a Superior Proposal, and (D) at least five (5) Business Days following both the receipt by Parent and the Purchaser of the notice referred to in clause (B) above and the initiation of good faith negotiations referred to in clause (C) above, and taking into account any revised proposal committed to by Parent and the Purchaser since receipt of the notice referred to in clause (B) above, the Board of Directors shall have determined in good faith, after consultation with outside counsel and the Company’s financial advisor, that such Superior Proposal continues to be more favorable to the Company and its stockholders from a financial point of view than the revised proposal committed to by Parent and the Purchaser, if any.
     (e) The Company promptly (and in any event within 48 hours) shall advise Parent orally and in writing of (i) any inquiries, proposals or offers regarding any Alternative Proposal, (ii) any request for information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related or lead to an Alternative Proposal, and (iii) any inquiry or request for discussion or negotiation regarding or that would reasonably be expected to result in an Alternative Proposal, including in each case the identity of the Person making any such Alternative Proposal or indication or inquiry or offer or request and the material terms and conditions of any such Alternative Proposal or indication or inquiry or offer. The Company shall keep Parent reasonably informed on a reasonably current basis of the status (including any material changes to the terms thereof) of any such discussions or negotiations regarding any such Alternative Proposal or indication or inquiry or offer or any material developments relating thereto (the Company agreeing that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent but it being agreed that the third party financing sources may impose confidentiality restrictions on the Company with respect to their proposed financing).

     (f) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of such Board of Directors, after consultation with its outside counsel, it is required to do so under applicable Law; provided, however, that in no event shall this Section 5.2(f) affect the obligations of the Company specified in Section 5.2(d) or Section 5.2(e) and provided, further that, any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) which would otherwise constitute a Change of Recommendation shall only be deemed to be a Change of Recommendation if the Board of Directors fails to expressly publicly reaffirm its Recommendation within five (5) Business Days after such disclosure.
     (g) The Company shall not take any action to (i) exempt any Person (other than Parent, the Purchaser and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provisions of any other Law) or otherwise cause such restrictions not to apply or (ii) terminate, amend, modify, make any determination under or waive any provision of the Rights Agreement, in each case unless such actions are taken simultaneously with a termination of this Agreement pursuant to Section 7.1(c)(iii).
     (h) As used in this Agreement, “Alternative Proposal” shall mean any bona fide inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Affiliates relating to, in a single transaction or series of related transactions, (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving a direct or indirect acquisition of the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole) or (ii) the acquisition (including by way of tender or exchange offer) in any manner, directly or indirectly, of over 20% of (x) the issued and outstanding Company Common Stock or (y) the consolidated total assets (based on fair market value) of the Company and its Subsidiaries, in each case other than the Merger.
     (i) As used in this Agreement, “Superior Proposal” shall mean any Alternative Proposal on terms which the Board of Directors determines in good faith, after consultation with outside counsel and the Company’s financial advisor, to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger to be effected pursuant to this Agreement, taking into account its consultation with outside counsel and the Company’s financial advisor and all the terms and conditions of such proposal (including all legal, financial (including financing terms), regulatory and other aspects of such Alternative Proposal, as well as the likelihood and timing of consummation thereof) and this Agreement (including any changes to the terms of this Agreement committed to by Parent in good faith to the Company in response to such proposal or otherwise); provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Alternative Proposal shall be deemed to be references to “50%.”

     Section 5.3   Employee Matters; Equity Awards.
     (a) For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each current employee of the Company and its Subsidiaries (“Company Employees”) who remains employed by the Company or any of its Subsidiaries annual base salary and base wages, cash incentive compensation opportunities (excluding equity-based compensation) and benefits that are in the aggregate comparable to such annual base salary and base wages, cash incentive compensation opportunities (excluding equity-based compensation) and benefits provided to such Company Employees immediately prior to the Effective Time. Notwithstanding any other provision of this Agreement to the contrary, the Surviving Corporation may terminate the employment of any Company Employee at any time, provided that Parent shall or shall cause the Surviving Corporation to provide Company Employees whose employment terminates during the one-year period following the Effective Time with severance benefits at the levels and pursuant to the terms of the Company’s severance plans as in effect immediately prior to the Effective Time. During such one-year period following the Effective Time, severance benefits offered to Company Employees thereunder shall be determined without taking into account any reduction after the Effective Time in base salary or base wages paid to Company Employees and taking into account the service crediting provisions set forth in Section 5.3(b) below.
     (b) For purposes of vesting and eligibility to participate under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (including the Company Benefit Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time. In addition, and without limiting the generality of the foregoing, to the extent legally permissible, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the corresponding Old Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

     (c) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to perform all their duties, obligations and commitments under each Company Employment Agreement as in effect immediately prior to the Effective Time (except as may otherwise be agreed between or among the applicable parties to such agreement), including (without limitation) the compensation payments, employee benefits, reimbursements perquisites and allowances provided thereunder and any severance benefits that become payable in accordance with the terms of such Company Employment Agreement. From and after the Effective Time, Parent shall also cause the Surviving Corporation and its Subsidiaries to honor all obligations under all other Company Benefit Plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, provided that, subject to the requirements of Section 5.3(a), nothing herein shall prohibit the Surviving Corporation from amending or terminating any particular Company Benefit Plan to the extent permitted by its terms or applicable Law.
     (d) The provisions of this Section 5.3 are solely for the benefit of the parties to this Agreement, and no current or former employee shall be regarded for any purpose as a third party beneficiary of this Agreement and nothing herein shall be construed as an amendment to any Company Benefit Plan for any purpose.
     Section 5.4   Required Approvals.
     (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or to cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or to cause to be done, and to assist, to cooperate and, in the case of Parent, to cause the members of the Parent Group to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the obtaining as promptly as practicable of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from any Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining as promptly as practicable of all necessary consents, approvals or waivers from any third parties in connection with the consummation of the Offer, the Merger and the other transactions contemplated hereby, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer, the Merger and the other transactions contemplated hereby, and (iv) the execution and delivery of any additional instruments necessary to consummate the Offer, the Merger and the other transactions contemplated hereby; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration in connection with obtaining any consent without the prior consent of Parent.
     (b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than five (5) Business Days after the date hereof, file any and all Notification and Report Forms required under the HSR Act with respect to the Offer, the Merger and the other transactions contemplated hereby, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) by any applicable legal deadline, file any and all forms required by any applicable Other Antitrust Law with respect to the Offer, the Merger and the other transactions contemplated hereby, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods thereunder, (iii) use reasonable best efforts to cooperate with each other and, in the case of Parent, to cause each member of the Parent Group to cooperate in (x) determining promptly whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) making promptly all such filings and obtaining all such consents, permits, authorizations or approvals, in each case, as promptly as practicable, (iv) supply to any Governmental Entity as promptly as reasonably practicable any additional information or documentary material that may be requested pursuant to any Law or by such Governmental Entity, and (v) use reasonable best efforts to take promptly, or cause to be taken promptly, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby, as promptly as practicable, including using reasonable best efforts to take all such further action, and, in the case of Parent, to cause each member of the Parent Group to take all such further action, as may be necessary (A) to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, any state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under any Law with respect to the Offer, the Merger and the other transactions contemplated hereby, and (B) to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as promptly as practicable and in any event no later than the End Date, including without limitation (x) proposing, negotiating, committing to and effecting, by consent decree, preservation of assets or other trust, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of any member of the Parent Group, Parent or its equityholders or any of their respective Subsidiaries or Affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take any actions, or, in the case of Parent, to cause the members of the Parent Group to take any action, that after the Closing would limit the freedom of the Parent Group, Parent or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date; provided that, neither the Company nor any of its Subsidiaries shall, nor shall Parent or any of its Subsidiaries or Affiliates be obligated to, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries or Affiliates, as the case may be, unless such requirement, condition, understanding, agreement or order is (I) not a condition for approval by a Governmental Entity which would have a material adverse effect on the business or operations of the combination of the Parent Group’s business with the business of the Company as operated on the date of execution of this Agreement and (II) binding on the Company or Parent, its Subsidiaries or Affiliates, respectively, only in the event that the Closing occurs.
     (c) Subject to applicable legal limitations, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Merger and the other transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to the Merger or such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees that, during the term of this Agreement, it will not withdraw its filing under the HSR Act or any other applicable Law without the written consent of the other party, and each of the Company and Parent agrees that it will not enter into any agreement with any Governmental Entity regarding the Merger or the other transactions contemplated by this Agreement without the written consent of the other party. To the extent practicable under the circumstances, each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.
     Section 5.5   Takeover Statute. If any Takeover Statute shall become applicable to the Offer, the Merger, the Top-Up Option, including the acquisition of the Top-Up Shares pursuant thereto, or the other transactions contemplated by this Agreement after the date of this Agreement, each of the Company and Parent and the members of the Company’s Board of Directors and Parent’s board of managers shall grant such approvals and take such actions as are reasonably necessary so that the Offer, the Merger, the Top-Up Option, including the acquisition of the Top-Up Shares pursuant thereto, and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such Law on the Offer, the Merger, the Top-Up Option, including the acquisition of the Top-Up Shares pursuant thereto, and the other transactions contemplated hereby. Nothing in this Section 5.5 shall be construed to permit Parent or the Purchaser to do any act that would constitute a violation or breach of, or a waiver of any of the Company’s rights under, any other provision of this Agreement.
     Section 5.6   Public Announcements. The Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, Parent and the Company.

     Section 5.7   Indemnification and Insurance.
     (a) Parent and the Purchaser agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organizational documents or in any agreement as in effect on the date hereof and which has previously been made available to Parent shall survive the Merger and shall continue in full force and effect to the extent provided in the following sentence. Parent and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and by-laws or similar organizational documents in effect immediately prior to the Effective Time or in any agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date hereof and which has previously been provided to Parent, and shall not, for a period of six years from the date hereof, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries and all rights to indemnification thereunder in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.
     (b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Party to the fullest extent permitted by Law upon the receipt of any customary undertaking required by the Surviving Corporation), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or at the Effective Time in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of the Company or any of its Subsidiaries or of any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries.
     (c) For a period of six (6) years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase, or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy with respect to matters arising on or before the Effective Time and from insurance carriers with comparable credit ratings, except that neither Parent nor the Surviving Corporation shall be required to pay with respect to such insurance policies in respect of any one policy year more than 250% of the annual premium paid by the

Company for such insurance for the fiscal year ended December 31, 2008. At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.
     (d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company Charter, the By-laws or other similar organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other agreement or arrangement, the DGCL or otherwise. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.7 is not prior to, or in substitution for, any such claims under any such policies. The provisions of this Section 5.7 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.
     (e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.7.
     Section 5.8   Access; Confidentiality. Subject to applicable Law and to any contractual confidentiality restrictions, the Company shall afford to Parent, and to Parent’s Representatives and financing sources, reasonable access upon reasonable advance notice during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of its and its Subsidiaries’ properties, Contracts, books and records and to those officers, employees and agents of the Company to whom Parent reasonably requests access, and, during such period, the Company shall furnish, as promptly as practicable, to Parent all information concerning its and its Subsidiaries’ business, properties and personnel and all financial information as Parent may reasonably request. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Parent shall hold, and shall cause its Representatives to hold, all information received from the Company or its Representatives, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.
     Section 5.9   Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Offer or the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Offer or the Merger or the other transactions contemplated hereby, (ii) any Actions commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Offer or the Merger or the other transactions contemplated hereby or (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Offer or the Merger set forth in Annex A or Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice; and, provided, further, that the failure to give prompt notice hereunder pursuant to clause (iii) shall not constitute a failure of a condition to the Offer or the Merger set forth in Annex A or Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.
     Section 5.10   Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     Section 5.11   Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
     Section 5.12   Certain Transfer Taxes. Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of stockholders of the Company.
     Section 5.13   Obligations of the Purchaser. Parent shall take all action necessary to cause the Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement.
     Section 5.14   Rule 14d-10(d) Matters. Prior to the Acceptance Time, the Company (acting through the compensation committee of the Board of Directors) will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or the Company Subsidiaries on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

     Section 5.15   Certain Professional Advisory Fees, etc. The Company will provide for the transfer, promptly on or prior to the Acceptance Time, to the Company Financial Advisor of a cash amount sufficient to pay in full all amounts due and payable to the Company Financial Advisor in connection with the Offer and the transactions contemplated by this Agreement. The obligation of the Company as set forth in this Section 5.15 shall survive the Effective Time and consummation of the Offer and the Merger and shall be binding upon, and enforceable by the Company Financial Advisor against, the Company’s successors and assigns.
     Section 5.16   ISRA. If required under ISRA, prior to and after the Acceptance Time, the Company shall be responsible for taking all necessary actions to comply with the requirements of ISRA with respect to the transactions contemplated hereby, including, but not limited to, submitting all necessary forms and conducting any required investigation and remediation, and the Company shall bear all of the costs and expenses associated with such compliance, including without limitation, the filing of a General Information Notice with the New Jersey Department of Environmental Protection (the “NJDEP”) within five (5) days after the date hereof. Prior to and after the Closing, the Company shall provide Parent with advance copies of all correspondence and documents to be filed in connection with ISRA and shall incorporate all reasonable comments provided by Parent into such filings.
     Section 5.17   Fundamental Change Notice; Convertible Note Repurchase. Within thirty (30) days after the Acceptance Time, the Company shall mail, or cause to be mailed, notice of the acceptance of, and payment for, Shares pursuant to the Offer as a “Fundamental Change” to each holder of record of the Convertible Notes in accordance with the terms of the Convertible Notes and each of the instruments and other documents governing the Convertible Notes, including that certain Indenture dated as of August 11, 2004 between the Company (f/k/a SFBC International, Inc.) and Wachovia Bank, National Association, as Trustee (the “Indenture”), and the Company shall repurchase the Convertible Notes from each holder of any Convertible Notes that exercises the Fundamental Change Repurchase Right (as defined in the Convertible Notes) in accordance with the terms of the Convertible Notes, the Indenture and each of the instruments and other documents governing the Convertible Notes.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
     Section 6.1   Conditions to Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:
     (a) This Agreement shall have been adopted and the Merger approved by the requisite vote of the stockholders of the Company, if required by applicable Law.
     (b) The Purchaser shall have accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not withdrawn in the Offer.
     (c) The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order of any Governmental Entity and there shall not be in effect any statute,

rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger.
ARTICLE VII
TERMINATION
     Section 7.1   Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned, whether before or after the Company Stockholder Approval:
     (a) by the mutual written consent of the Company and Parent, by their respective boards of directors, at any time prior to the Effective Time;
     (b) by either the Company or Parent, if:
     (i) the Offer (as it may have been extended pursuant to Section 1.1) expires as a result of the non-satisfaction of any condition to the Offer set forth in Annex A or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose breach of this Agreement has been the cause or resulted in the non-satisfaction of any condition to the Offer set forth in Annex A or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased thereunder;
     (ii) any Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting (i) prior to the Acceptance Time, the acceptance for payment of, or payment for, Shares pursuant to the Offer or (ii) prior to the Effective Time, the Merger, and such Order or other action shall have become final and nonappealable (which Order or other action the party seeking to terminate this Agreement shall have used its reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.4);
     (iii) the Acceptance Time shall not have occurred on or before the Outside Date and the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the Outside Date;
     (c) by the Company:
     (i) if Parent or the Purchaser fails to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as provided in Section 1.1 hereof within seven (7) Business Days after the date hereof;
     (ii) at any time prior to the Acceptance Time, if Parent or the Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform cannot be cured by the Outside Date, provided that the Company shall have given Parent and the Purchaser written notice, delivered at least thirty (30) days prior to such termination, stating the

Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(ii) and the basis for such termination; or
     (iii) at any time following the 30th Business Day after having commenced the Offer (within the meaning of Rule 14d-2 under the Exchange Act) as provided in Section 1.1 hereof and prior to the Acceptance Time, in order to enter into a transaction that is a Superior Proposal, if, prior to the Acceptance Time, (A) the Board of Directors determines that it has received a Superior Proposal, (B) the Company has notified Parent in writing of its intention to terminate this Agreement pursuant to this Section 7.1(c)(iii), and included with such notice the identity of the Person making such proposal, the most current written agreements relating to the transaction that constitutes such Superior Proposal and all related transaction agreements, (C) at least five (5) Business Days following receipt by Parent of the notice referred to in clause (B) above, and taking into account any revised proposal committed to by Parent since receipt of the notice referred to in clause (B) above, the Board of Directors shall have determined in good faith, after consultation with outside counsel and the Company’s financial advisor, that such Superior Proposal continues to be more favorable to the stockholders of the Company from a financial point of view than the revised proposal committed to by Parent, if any, (D) prior to or concurrently with such termination, the Company pays the fee due under Section 7.2, and (E) concurrently with or immediately following the termination of this Agreement pursuant to this Section 7.1(c)(iii), the Company enters into a binding definitive transaction agreement with respect to such Superior Proposal;
     (d) by Parent, if:
     (i) at any time prior to the Acceptance Time, the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in paragraphs (c)(iii) or (iv) of Annex A to be satisfied and (ii) cannot be cured by the Outside Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination;
     (ii) at any time prior to the Acceptance Time, the Board of Directors or any committee thereof (A) effects a Change of Recommendation, (B) fails to include in the Proxy Statement or the Schedule 14D-9 the Recommendation or (C) publicly approves or recommends any Alternative Proposal (it being agreed that the taking by the Company or any of its Representatives of any of the actions permitted by Section 5.2(c) shall not give rise to a right to terminate pursuant to this clause (ii));
     (iii) at any time prior to the Acceptance Time, the Company gives Parent the notification contemplated by Section 7.1(c)(iii); or
     (iv) at any time prior to the Acceptance Time, any proceeding shall be commenced or any petition shall be filed seeking relief with respect to the Company or any Significant Subsidiary under any bankruptcy, insolvency or similar Law, which, in the case of any involuntary proceeding, shall not have been vacated, discharged or dismissed within sixty

(60) days after the commencement of such proceeding; or the Company or any Significant Subsidiary shall make any assignment for the benefit of creditors.
     In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, the Purchaser or their respective Subsidiaries or Affiliates, except that the Confidentiality Agreement, Equity Funding Letter (as and to the extent provided therein) and the provisions of Section 5.8, Section 7.2 and Article VIII will survive the termination hereof; provided, however, that subject to Section 7.2(c), nothing herein shall relieve any party hereto from liability for a deliberate and material breach of its covenants or agreements set forth in this Agreement prior to such termination (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of—pocket costs, and may include the benefit of the bargain lost by the Company’s stockholders (taking into consideration relevant matters, including the total amount payable to such stockholders under this Agreement and the time value of money), which shall be deemed in such event to be damages of the Company).
     Section 7.2   Termination Fees.
     (a) In the event that:
     (i) (A) a bona fide Alternative Proposal shall have been publicly disclosed after the date hereof and not abandoned, and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) by reason of a failure of the Minimum Condition, and (C) the Company consummates, or enters into a definitive agreement providing for, an Alternative Proposal within twelve (12) months of the date this Agreement is terminated (provided that for purposes of this Section 7.2(a)(i), the references to “20%” in the definition of Alternative Proposal shall be deemed to be references to “50%”); or
     (ii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(iii); or
     (iii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii);
then in any such event under clause (i) or (ii) of this Section 7.2(a), the Company shall pay at the direction of Parent to any Person that is a U.S. person for U.S. federal income tax purposes, a termination fee of (x) six million dollars ($6,000,000) plus (y) the amount equal to all of Parent’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred or paid by Parent or its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Parent Expenses”), which amount shall in no event exceed three million dollars ($3,000,000), in cash (collectively, the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.
     (b) Any payment required to be made pursuant to clause (i) of Section 7.2(a) shall be made promptly following the consummation of, or entry into a definitive agreement with respect to, the transaction referred to therein, as the case may be (and in any event not later than two (2) Business Days after delivery to the Company of notice of demand for payment after such event); any payment required to be made pursuant to clause (ii) of Section 7.2(a) shall be made concurrently with, and as a condition to the effectiveness of, the termination of this Agreement by the Company pursuant to Section 7.1(c)(iii); and any payment required to be made pursuant to clause (iii) of Section 7.2(a) shall be made promptly following termination of this Agreement by Parent pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii), as applicable (and in any event not later than two (2) Business Days after delivery to the Company of notice of demand for payment after such event), and in each case such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent.
     (c) Each of the parties hereto acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and the Purchaser, as the case may be, in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, Parent’s right to receive payment of the Termination Fee from the Company shall be the sole and exclusive remedy of Parent and the Purchaser against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount, none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1   No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Acceptance Time. After the Acceptance Time, Parent and the Purchaser shall not be permitted to claim that any breach by the Company of Section 5.1 results in a failure of a condition to consummate the Merger pursuant to Article VI or excuses performance by Parent or the Purchaser of any of its obligations hereunder. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Acceptance Time.
     Section 8.2   Expenses. Except as otherwise set forth herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.
     Section 8.3   Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.
     Section 8.4   Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
     Section 8.5   Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by any party were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the valid and effective termination of this Agreement in accordance with Article VII, any party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     Section 8.6   WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL

PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 8.7   Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission with electronic confirmation, by email, by reliable overnight delivery service (with proof of service), by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
To Parent or the Purchaser:
JLL PharmaNet Holdings, LLC
c/o JLL Partners, Inc.
450 Lexington Avenue
31st Floor
New York, NY 10017
Attention: Ramsey A. Frank
Facsimile: (212) 286-8626
Email: R.Frank@jllpartners.com

with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square P.O. Box 636 Wilmington, DE 19899-0636 Attention: Steven J. Daniels, Esq. Facsimile: (302) 651-3001 Email: steven.daniels@skadden.com

To the Company:
PharmaNet Development Group, Inc. 504 Carnegie Center Princeton, NJ 08540 Attention: Jeffrey P. McMullen Facsimile: (609) 951-6823 Email: jmcmullen@pharmanet.com with copies to:

Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Attention: Charles M. Nathan David A. Kurzweil Facsimile: (212) 751-4864 Email: charles.nathan@lw.com david.kurzweil@lw.com

and
Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, NJ 08540-6241 Attention: Denis Segota Facsimile: (609) 919-6701 Email: dsegota@morganlewis.com or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated and confirmed, emailed, overnight delivered, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address, facsimile or email of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
     Section 8.8   Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent and the Purchaser may assign, in their sole discretion, any of or all of their rights, interest and obligations under this Agreement to any of their Affiliates, but no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Parent shall cause the Purchaser, and any assignee thereof, to perform its obligations under this Agreement and shall be responsible for any failure of the Purchaser or such assignee to comply with any representation, warranty, covenant or other provision of this Agreement.
     Section 8.9   Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

     Section 8.10   Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the annexes, exhibits and letters hereto), the Confidentiality Agreement and the Equity Funding Letter constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof and, other than (a) the right of stockholders and holders of other securities to receive payment in accordance with Article II after the Effective Time, (b) as set forth in Section 5.7 and (c) the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s or the Purchaser’s breach of this Agreement, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.
     Section 8.11   Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and the Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the Nasdaq require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
     Section 8.12   Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 8.13   Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

     Section 8.14   Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein:
     (a) “Affiliates” shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.
     (b) “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.
     (c) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized by Law or executive order to be closed.
     (d) “Confidentiality Agreement” means the confidentiality agreement, dated December 1, 2008, by and between JLL Partners, Inc. and the Company Financial Advisor as representative of the Company.
     (e) “Contracts” means any contracts, agreements, licenses (or sublicenses), notes, bonds, mortgages, indentures, commitments, leases (or subleases) or other instruments or obligations, whether written or oral.
     (f) “Convertible Notes” means the Company’s 2.25% Convertible Senior Notes Due 2024.
     (g) “DGCL” means the General Corporation Law of the State of Delaware.
     (h) “ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1-6K et seq., as amended, and its implementing regulations.
     (i) “Knowledge” means (i) with respect to Parent, the actual knowledge after due inquiry of the individuals listed on Section 8.14(i)(i) of the Parent Disclosure Letter and (ii) with respect to the Company, the actual knowledge after due inquiry of the individuals listed on Section 8.14(i)(ii) of the Company Disclosure Letter.
     (j) “on a fully diluted basis” means, as of any date, (i) the number of Shares outstanding, plus (ii) the number of Shares the Company is then required to issue pursuant to options, rights or other obligations outstanding at such date under any employee stock option or other benefit plans or otherwise (assuming all options and other rights to acquire or obligations to issue such Shares are fully vested and exercisable and all Shares issuable at any time have been issued), including pursuant to the Company Stock Option Plans; provided, that Shares issuable with respect to the Company Rights shall be excluded from such number; and provided further that Shares issuable upon exercise, exchange or conversion of options, rights or other obligations as to which the applicable exercise, exchange or conversion price exceeds the then current market price of the Shares and the Offer Price pursuant to this Agreement shall be excluded from such number.
     (k) “Orders” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.
     (l) “Other Antitrust Law” means the antitrust, foreign investment and competition laws of all jurisdictions other than those of the United States.
     (m) “Parent Group” means Parent and its Affiliates and Subsidiaries.
     (n) “Parent Material Adverse Effect” means any fact, condition, circumstance, event, change effect or occurrence that, individually or in the aggregate, prevents or materially delays or materially impairs the ability of Parent and the Purchaser to consummate the Offer and the Merger on a timely basis, or would reasonably be expected to do so.
     (o) “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person.
     (p) “Solvent” means as of any date of determination, (a) the amount of the fair saleable value of the assets of the Company and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Company and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Company and its Subsidiaries, taken as a whole, on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Company will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following such date; and (c) the Company will be able to pay its liabilities, including contingent and other liabilities, as they mature.
     (q) “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities (or other voting interests or, if there are no voting interests, equity interests) are directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership), and, with respect to the Company, shall include SFBC Anapharm Europe, S.L.
     (r) Each of the following terms is defined on the page set forth opposite such term:

409A Plan	25
Acceptance Time	6

Acquiring Person	32
Action	48
Actions	26
Affiliate Transaction	26
Affiliates	60
Agreement	1
Alternative Proposal	43
Board of Directors	1
Book-Entry Shares	13
Business Day	60
Cancelled Shares	12
Certificate of Merger	7
Certificates	13
Change of Recommendation	42
Closing	7
Closing Date	7
Code	13
Company	1
Company Approvals	20
Company Benefit Plan	24
Company Charter	8
Company Common Stock	1
Company Disclosure Letter	17
Company Employment Agreement	29
Company Financial Advisor	32
Company Material Adverse Effect	17
Company Meeting	9
Company Rights	1
Company SEC Documents	21
Company Stock Option	15
Company Stockholder Approval	30
Confidentiality Agreement	60
Continuing Directors	6
Contracts	60
Convertible Notes	10,60
DGCL	60
Dissenting Shares	11
Dissenting Stockholders	11
Distribution Date	32
Effective Time	8
Environmental Law	23
Equity Funding Letter	35
Equity Plans	15
ERISA	24
ERISA Affiliate	25
ESPP	16

Exchange Act	2
Exchange Fund	13
Expiration Date	3
Filed SEC Documents	17
Final Date	16
Foreign Company Benefit Plan	25
Fundamental Change	51
GAAP	22
Governmental Entity	20
Hazardous Substance	23
HSR Act	20
Indebtedness	38
Indemnified Party	48
Indenture	51
Initial Expiration Date	3
Intellectual Property	29
IRS	24
ISRA	60
JLL Funds	35
Knowledge	60
Laws	22
Lien	21
Material Contract	31
Merger Consideration	12
Minimum Condition	2
Nasdaq	6
NJDEP	51
Offer	1
Offer Documents	4
Offer Price	1
Offer to Purchase	2
on a fully diluted basis	60
Orders	61
Other Antitrust Law	61
Outside Date	3
Parent Approvals	34
Parent Disclosure Letter	33
Parent Disclosure Letter	33
Parent Expenses	54
Parent Group	61
Paying Agent	13
Permits	22
Promissory Note	11
Proxy Statement	9
Purchaser	1
Purchaser Material Adverse Effect	61

Recommendations	1
Representatives	40
Rights Agreement	1
RSU Award	15
RSU Consideration	15
Sarbanes-Oxley Act	21
Schedule 14D-9	5
Schedule TO	4
SEC	3
Securities Act	21
Shares	1
Short Form Threshold	10
Significant Subsidiary	19
Solvent	61
Stock Acquisition Date	32
Subsidiaries	61
Superior Proposal	43
Surviving Corporation	7
Takeover Statute	5
Tax Return	28
Taxes	28
Termination Date	37
Termination Fee	54
Top-Up Closing	11
Top-Up Exercise Notice	10
Top-Up Notice Receipt	11
Top-Up Option	10
Top-Up Shares	10
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

JLL PHARMANET HOLDINGS, LLC
By:	/s/ Paul S. Levy
	Name:	Paul S. Levy
	Title:	President

PDGI ACQUISITION CORP.
By:	/s/ Peter Strothman
	Name:	Peter Strothman
	Title:	Vice President and Secretary

PHARMANET DEVELOPMENT GROUP, INC.
By:	/s/ Jeffrey P. McMullen
	Name:	Jeffrey P. McMullen
	Title:	President and Chief Executive Officer

ANNEX A
Conditions to the Offer
     Notwithstanding any other provisions of the Offer and in addition to the Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable Law, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) promulgated under the Exchange Act, pay for any validly tendered Shares and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any validly tendered Shares, if (a) the Minimum Condition shall not have been satisfied at the Expiration Date, (b) any waiting period under the HSR Act applicable to the transactions contemplated by the Merger Agreement has not expired or terminated at or prior to the Expiration Date (the “HSR Condition”), or (c) any of the following conditions exist or has occurred and is continuing at the Expiration Date:
     (i) there shall be pending any suit, action or proceeding by any Governmental Entity of competent jurisdiction against Parent, the Purchaser, the Company or any Company Subsidiary challenging the acquisition by Parent or the Purchaser of any Shares pursuant to the Offer or seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger;
     (ii) there shall be any statute, rule, regulation or Order enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a Government Entity of competent jurisdiction to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that (x) is, in the reasonable judgment of Parent and the Purchaser, likely to result, directly or indirectly, in any of the consequences referred to in paragraph (i) above, or (y) has the effect of making the Offer, the Merger or any other transaction contemplated by the Merger Agreement illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the Merger or any other transaction contemplated by the Merger Agreement;
     (iii) (A) any representation or warranty of the Company contained in the Merger Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall fail to be true and correct in any respect as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as have had, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect;
     (iv) the Company shall have breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement and such breach or failure shall not have been cured;

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     (v) since the date of the Merger Agreement, any fact(s), circumstance(s), event(s), change(s), effect(s) or occurrence(s) shall have occurred, which has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect;
     (vi) the Purchaser shall have failed to receive a certificate of the Company, executed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Expiration Date, to the effect that the conditions set forth in paragraphs (iii) and (iv) of this Annex A have not occurred; or
     (vii) the Merger Agreement shall have been terminated in accordance with its terms.
     The foregoing conditions (including those set forth in clauses (a), (b) and (c) of the initial paragraph) are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms of the Merger Agreement. Any reference in this Annex A or the Merger Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is waived in accordance with the prior sentence hereto. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and the Purchaser to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
     The capitalized terms used in this Annex A and not defined in this Annex A shall have the meanings set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 3, 2009, by and among JLL PharmaNet Holdings, LLC, PDGI Acquisition Corp. and PharmaNet Development Group, Inc.

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